Exhibit 99.2

8/3/2011

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, SECOND QUARTER
August 3, 2011 @ 11:00 AM EDT

Stephen:

Thank you and good morning.  We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss second quarter 2011 results.  Joining me today is John Foy, CBL’s Chief Financial Officer and Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent Annual Report on Form 10-K, as amended, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website.  This call will also be available for replay on the Internet through a link on our website at cblproperties.com.  This conference call is the property of CBL & Associates Properties, Inc.  Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G.  A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

8/3/2011

Stephen:

Thank you, Katie.

We have a great list of highlights to share with you, including positive FFO growth and positive 1.4% same-center NOI growth.  We are turning the corner with our leasing results achieving a 100 basis point year-over-year improvement in portfolio occupancy and more importantly 10% growth in lease spreads.  Our sales increased 5.4%, and we have been very active on the financing front with the announcement of our $1.0 billion plus joint venture with TIAA-CREF and more than $1.15 billion in financing activity.  Needless to say we have had a very productive quarter and are proud of these results and achievements.  They reflect the strength of our company and our portfolio of market dominant centers and the hard work of the entire CBL team.

We have been busy this quarter meeting with many of our major retailers.  Over a thousand people visited our booth at ICSC RECon in Las Vegas this May, a double digit increase over the prior year.  We followed up ICSC with our own annual leasing Connection event here in Chattanooga in June.  More than 120 retailers attended, and we welcomed several first time attendees such as Tilly’s, Oakley, Windsor Fashions and Bare Escentuals.  We spent three very productive days together doing deals and strengthening our relationships.

LEASING AND OCCUPANCY

Leasing activity has been picking up with several new concepts and new retail names moving into CBL malls.  Recently we signed a lease with Cotton On, a very successful Australian retailer that has been expanding its footprint in the US.  They will open at Volusia Mall in Daytona Beach and we are working to put them in several other locations.  We recently opened The Foundry, JC Penney’s new concept, at Oak Park Mall in Kansas City.  Other new retail names we will soon introduce to the CBL portfolio include Lego, Clarks, Armani Exchange and Von Maur’s new junior fashion concept, Dry Goods.

Our leasing team has been more successful in using positive sales and higher occupancy rates in our portfolio to push rental growth and improve the terms of renewals and new leases.  Our efforts to replace underperforming retailers and achieve market rates were evident in the significant improvement in our lease spreads this quarter.  Overall leases for stabilized malls in the second quarter were signed at a 10% increase over the prior gross rent per square foot.  Renewal leasing spreads were also positive, up 3% over the prior rents.  Short-term deals of three years or less also significantly declined during the quarter to 38% compared with 55% for the first quarter and 60% for the fourth quarter.

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In total we signed approximately 1.7 million square feet of leases during the second quarter, a 36% increase over the prior year period.  This included approximately 700,000 square feet of new leases and one million square feet of renewal leases.

In addition to rent growth, we have also achieved impressive occupancy gains.  Portfolio occupancy improved 100 basis points from the prior year to 90.6% from 89.6%.  Stabilized mall occupancy improved 40 basis points to 90.5%.  We anticipate occupancy to end the year 75 to 100 basis points higher than the prior year end.

RETAIL SALES:
We saw strong increases in retail sales, which marks the sixth consecutive quarter of positive sales in the CBL portfolio.  Same-store sales per square foot increased 5.4% over the prior year.  For the trailing twelve months sales grew 3.6% to $328 per square foot.  The back-to-school shopping season is upon us.  We have seen retailers move up the launch of their marketing campaigns to capture traffic early and take advantage of tax holidays.

BANKRUPTCY
We have been fortunate year-to-date to experience limited bankruptcies.  The Borders liquidation is the most significant recent announcement.  We currently have three Borders super stores with gross annual rent of approximately $1.0 million and an aggregate of 68,000 square feet.  We also have seven Waldenbooks or Borders Express locations with gross rent of $800,000.  We have been anticipating additional closures from Borders and are under negotiation for all three locations with retailers to back fill the space.

DEVELOPMENT
On Friday of this week we will celebrate the grand opening of The Outlet Shoppes at Oklahoma City, our first outlet center project.  We are excited to open the project fully leased with a first class line-up of retailers such as Sak’s Off Fifth, Michael Kors, Coach, Tommy Hilfiger, Polo, Brooks Brothers, and J. Crew.  This will be a great opening and we look forward to additional projects in this category.

Stores have started opening at the second phase of Settlers Ridge in Pittsburgh, PA.  The 78,000-square-foot expansion is anchored by Michaels, Ross Dress for Less, Shoe Carnival and ULTA.

In just a few months we will open Alamance West, the 230,000-square-foot second phase of our shopping center in Burlington, NC.  The project is currently 98% leased or committed, anchored by BJ’s Wholesale Club, Kohl’s and Dick’s Sporting Goods.

8/3/2011

The CBL portfolio is rich with opportunities to add value. A great example of that is in our success adding junior anchors, restaurants, theaters and other venues.  These improvements solidify our center’s dominance in their market.  Year-to-date, we’ve opened ten junior anchor stores at our centers including Ross Dress for Less at Hammock Landing in West Melbourne, FL and Gordman’s at Burnsville Center in Burnsville, MN.  We have also opened seven restaurants, including Chuy’s and BJ’s Brewhouse at Post Oak Mall in College Station, TX.  We have two theaters under construction, a new Cinemark theatre at Stroud Mall in Stroudsburg, PA, and Carmike at Foothills Mall in Maryville, TN.  We are also redeveloping a former Mervyn’s location to add Dick’s Sporting Goods at Layton Hills Mall in Salt Lake City, UT.  In mid-July we announced a series of enhancements to our Monroeville Mall in Monroeville, PA.  The plans include the relocation of JC Penney to a new 110,000-square-foot store on the upper level of the former Boscov’s location.  Additionally, the current JC Penney store will be redeveloped into a new state-of-the-art 12-screen Cinemark Theatre.   Construction on the new JC Penney will begin soon and is scheduled for completion in late 2012, with the opening of the new Cinemark Theatre anticipated in late 2013.  Additionally, we have several other important improvements in process at our malls that will reinforce their competitive strength.

I’ll now turn it over to John for the financial review.

John:

Thank you, Stephen.

During the second quarter we announced our new joint venture with TIAA-CREF.  We are finalizing lender approvals and anticipate closing within the next 60 days. The $1.1 billion joint venture will be formed with three of our enclosed regional malls and one open air center.  We will contribute a 50% interest in Oak Park Mall in Kansas City, KS; West County Center in St. Louis, MO and CoolSprings Galleria in Nashville, TN and a 12% interest in Pearland Town Center in Houston, TX.  We will receive approximately $220 million in cash, of which $134 million will be used to retire the construction loan for Pearland Town Center and $21 million will be used to retire the construction loan for the West County restaurant district.  We will apply the remaining proceeds to reduce outstanding balances on our lines of credit.  As part of the transaction, Teachers will assume approximately $268 million of property-specific debt.  In total, this transaction will considerably improve our balance sheet, reducing debt levels by close to $500 million.  We are excited to partner with Teachers and believe our long-term goals for growing both these properties and the portfolio are aligned.

We continue to take advantage of the favorable financing environment and recently announced extensions and/or modifications of our three major credit facilities with total aggregate capacity of $1.15 billion.  We reduced our borrowing

8/3/2011

cost by removing the LIBOR floor on all three facilities and reduced the spread to a range of 200-300 basis points over LIBOR.  All in, these improvements reduce the average borrowing cost on these facilities by more than 200 basis points.

Our liquidity remains considerable with more than $960 million of borrowing capacity available on these credit facilities.  Our financial covenants are sound with a debt to GAV ratio of 56% and an interest coverage ratio of 2.4 times for the quarter compared with 2.3 times in the prior year period.

FINANCIAL REVIEW:

For the second quarter we reported FFO of $0.49 per share, which included a net impairment charge of $0.01 per share related to the second phase of Settlers Ridge in Pittsburgh.  This compares with FFO per share of $0.36 in the prior year.

Total portfolio same-center NOI, excluding lease termination fees, increased 1.4% in the quarter from the prior year period.  NOI is benefiting from increases in occupancy and the rental growth in new leasing.  Bad debt expense was minimal in the quarter at approximately $120,000 versus $335,000 in the prior year.

Other major items in the earnings results included:

•	G&A as a percentage of revenue was 4.3% for the second quarter compared with 4.0% in the prior year period. We anticipate a full year run rate in-line with the second quarter.

•	Our cost recovery ratio for the second quarter 2011 was 102.2% compared with 101.7% in the prior-year period.

•
Variable rate debt was 13.0% of total market capitalization at the end of the second quarter 2011 versus 18.3% at the end of the prior year period.  Variable rate debt represented 22.1% of our share of consolidated and unconsolidated debt, compared with 26.8% for the prior year period.  The reduction in variable rate debt is a function of the year-to-date financing activities where we have used new property specific non-recourse mortgages to reduce the balances on our credit facilities.

GUIDANCE:
Yesterday we reiterated our 2011 FFO guidance of $2.07 to $2.12 per share, which assumes the joint venture with Teachers closes during the third quarter.  The guidance also assumes NOI growth in the range of negative 50 basis points to a positive 1.0%.  Second quarter results place us well on-track to meet these numbers.

8/3/2011

CONCLUSION:
The improvements in our results are encouraging and we are optimistic that this progress will continue throughout the second half of the year.  The strength of our financial position today provides us tremendous flexibility to invest in new growth.  While recent opportunities on the acquisition front have proved to be below our return thresholds, we are actively pursuing ways to improve the growth profile of our portfolio through both external development and acquisitions and internal projects such as expansions and redevelopments.  We are confident that the CBL portfolio will continue to prove the strength of our company.

Thank you for joining us today and we appreciate your support.  We are now happy to answer any questions you may have.